EXHIBIT 5.1

[Letterhead of Sonnenschein Nath & Rosenthal LLP]

August 10, 2009

Medis Technologies Ltd.
805 Third Avenue
New York, New York 10022

Re:   Registration Statement on Form S-1

Ladies and Gentlemen:

In our capacity as counsel to Medis Technologies Ltd., a Delaware corporation (the “Company”), we have been asked to render this opinion in connection with a registration statement on Form S-1, Registration No. 333-160484, (the “Registration Statement”), heretofore filed by the Company with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Act”), covering 7,780,603 shares (the “Warrant Shares”) of common stock, par value $0.01 per share, of the Company that are issuable upon exercise of a certain warrant heretofore issued by the Company (the “Warrant”).  The Warrant Shares have been included in the Registration Statement for the account of the person identified therein as the Selling Stockholder.

In connection with rendering this opinion, we have examined and are familiar with the Restated Certificate of Incorporation of the Company, as amended, the Restated By-Laws of the Company, the Registration Statement, corporate proceedings of the Company relating to the Warrant and the Warrant Shares and such other instruments and documents as we have deemed relevant under the circumstances.

In making the aforesaid examinations, we have assumed the genuineness of all signatures and the conformity to original documents of all copies furnished to us as original or photostatic copies. We have also assumed that the corporate records furnished to us by the Company include all corporate proceedings taken by the Company to date.

Based upon the foregoing and subject to the assumptions and qualifications set forth herein, we are of the opinion that the Warrant Shares have been duly and validly authorized for issuance and, when issued and paid for in accordance with the terms of the Warrant, will be duly and validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the laws of the United States of America and Delaware corporate law (which includes the Delaware General Corporation Law and applicable provisions of the Delaware constitution, as well as reported judicial decisions interpreting same) and does not purport to express any opinion on the laws of any other jurisdiction.

We hereby consent to the use of our opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the prospectus comprising a part of the Registration Statement and any amendment thereto. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC thereunder.

Very truly yours, SONNENSCHEIN NATH & ROSENTHAL LLP By: /s/ Ira Roxland Ira Roxland A Member of the Firm